EXHIBIT 99.1

Hooker Furnishings Reports Sales & Earnings for 2022 Fiscal Year

MARTINSVILLE, Va., April 13, 2022 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $593.6 million for its 2022 fiscal year ended January 30, 2022, a $53.5 million, or 9.9%, increase compared to a year ago.

The revenue gain was driven by sales increases of over 20% in both the Hooker Branded and Domestic Upholstery segments compared to the prior year, partially offset by a 1.2% sales decrease in the Home Meridian segment (“HMI”).

Consolidated net income for the fiscal year was $11.7 million, or $0.97 per diluted share, as compared to a net loss of $10.4 million or ($0.88) per diluted share in the prior year period. Consolidated operating income for the current year was $14.8 million compared to a $14.4 million operating loss in the prior year period. The prior year operating loss was driven by a $44.3 million ($33.7 million net of tax) non-cash intangible assets impairment charge.

“We successfully mitigated a multitude of macroeconomic challenges for much of the year on the Hooker legacy side of the business and for the first half at Home Meridian. We were able to grow sales, remain profitable and undertake transformative strategic initiatives for the long-term expansion of the business,” said Jeremy Hoff, chief executive officer. “Particularly during the first half of the year, when all segments achieved double-digit sales increases, we were able to better meet historical levels of demand with the right products and inventory readiness,” he added. “HMI was more quickly and severely impacted by rising freight costs, reduced vessel space and the Covid-related factory shutdowns which began in August,” Hoff concluded.

Macroeconomic challenges the Company faced in fiscal 2022 included soaring ocean freight costs and shipping bottlenecks throughout the year, material and component parts inflation, and staffing and foam shortages. “Over the course of the last 18 months, transportation costs have roughly tripled, substantially increasing our cost of imported goods sold,” Hoff said.

“We were able to mitigate many of these dynamics until late summer, when the unexpected COVID-related shutdown of our Asian factories began and continued through most of the rest of the fiscal year,” Hoff said. “While incoming orders and backlogs remained historically high, this loss of production capacity substantially reduced our supply of imported products, which impacted Home Meridian immediately and even began to cause out of stock issues and low inventory receipts at Hooker Branded in the 4th quarter, despite that segment’s US warehousing model,” he said.

As a result, the Company reported a 13.2% consolidated sales decrease in the fourth quarter that began on November 1, 2021 and ended January 30, 2022. Fourth quarter consolidated sales were $134.8 million, with the decline driven by a 23.7%, or $18.9 million, revenue decrease at HMI and an 11.8%, or $5.8 million, sales decline at Hooker Branded. These lower sales were slightly offset by a $3.2 million or 13.5%, increase in Domestic Upholstery sales during the fourth quarter.

Over the last few months, our Asian suppliers have begun to ramp up production again and are “currently operating at around 85% to 90% capacity and improving weekly,” Hoff said, adding that “While we anticipate that production of imported goods will reach 100% capacity sometime during the first quarter of fiscal 2023, as we forecasted last quarter, we won’t feel the full impact of higher production until the second quarter.”

Also in the 2022 fourth quarter, the Company reported a consolidated operating loss of $5.3 million, compared to $10.5 million of operating income in the prior year period. Net loss for the fourth quarter of fiscal 2022 was $4.0 million, or ($0.33) per diluted share, as compared to a net income of $8.5 million, or $0.71 per diluted share, in the fourth quarter of fiscal 2021.

Driven by a $12.0 million operating loss at HMI, contributing factors in the Company’s fourth quarter consolidated net loss included inventory unavailability due to the Asian factory shutdowns, high freight costs, a decline in ecommerce and hospitality furniture sales and the Company’s planned exit from unprofitable businesses and channels. “Chargebacks from the Clubs channel that we are exiting and one-time order cancellation costs as we wind down our ready-to-assemble (RTA) furniture business at HMI had a combined cost of over $5 million,” Hoff said.

Segment Reporting: Hooker Branded

For the 2022 fiscal year, net sales increased by $38.3 million, or 23.5%, at Hooker Branded, compared to the prior fiscal year. The revenue gains are attributed to a stronger product portfolio, effective supply chain and logistics management and robust consumer demand.

“Hooker Branded managed well through some turbulent economic conditions, achieving double-digit sales gains and increased profitability for the year, despite losing sales momentum in the fourth quarter when inventory outages caused by the Asian factory shutdowns caught up with us,” Hoff said.

By the end of fiscal 2022, the majority of shipments in the Hooker Branded segment carried price increases implemented in July 2021 to mitigate higher ocean freight and product costs we had experienced to that point. However, sales volume declined in the fourth quarter due to reduced inventory availability, resulting in lower operating income compared to the fiscal 2021 fourth quarter.

Incoming orders increased by 24.2% compared to the prior year period when business dramatically rebounded from the initial Covid crisis. Backlog remained historically high and nearly doubled as compared to the prior year end when backlog was already at a high level, with part of that increase being due to lower shipments in the fourth quarter.

Segment Reporting: Home Meridian

The Home Meridian segment’s net sales decreased by 1.2% compared to the prior year period due to decreased unit volume as the result of COVID-related factory shutdowns in Vietnam and Malaysia, which led to lower shipments.

For the fiscal 2022 fourth quarter, the HMI segment’s sales decreased by $18.9 million or 23.7% as compared to the prior year fourth quarter. Sales increases in the first and second quarters of fiscal 2022 at HMI were offset by the sales volume loss during the second half of the year.

Driven by higher freight costs, exit costs from the RTA furniture category, and significant chargebacks from the Clubs distribution channel, HMI reported a $21.3 million operating loss for the year. Higher freight costs adversely impacted gross margin by approximately 530 bps in fiscal 2022 and were the primary driver of increased product costs. Current and expected future freight costs, which will have an adverse effect on potential profit margins caused us to rethink our entry into the RTA furniture category. Consequently, HMI exited the RTA furniture category and incurred one-time order cancellation costs of $2.6 million in fiscal 2022. In addition, due to continued poor profitability and excess chargebacks of $2.9 million, HMI made the decision to exit the Clubs channel and incurred one-time order cancellation costs of $900,000.

Although these actions adversely affected our earnings and partially resulted in an operating loss, “We believe these actions allow us to focus on more profitable businesses and stable channels to drive long-term growth,” Hoff said. “We’re now positioning our working capital and resources on solid businesses like Pulaski, Samuel Lawrence, ACH and PRI with a goal to be in stock in our new 800,000-square-foot Georgia warehouse to service growing channels such as brick and mortar retailers, the interior design trade and ecommerce, while still growing our major partners,” Hoff said.

Segment Reporting: Domestic Upholstery

The Domestic Upholstery segment’s net sales increased by $18.6 million, or 22.2%, in fiscal 2022 due to double-digit sales increases at all three divisions of the segment. For the fiscal 2022 fourth quarter, Domestic Upholstery net sales increased by $3.2 million or 13.5%. Domestic Upholstery achieved a year-over-year sales increase during every quarter of the 2022 fiscal year.

However, gross margin decreased as compared to the prior year and pre-pandemic levels as this segment faced manufacturing constraints which adversely impacted profitability, including foam shortages early in the year, higher raw material and freight costs, and labor shortages and inefficiencies. The segment reported operating income of $4.3 million, or a 4.2% operating margin, as compared to a $12.4 million operating loss in the prior year, which was attributable to $16.4 million non-cash intangible assets impairment charge. Incoming orders increased by 38%, and this segment finished the year with an order backlog 122% higher than the prior year, when backlog levels were already at a historical high. Our manufacturing capacity is increasing weekly, which will help us address this higher backlog.

Segment Reporting: All Other

All Other net sales increased by $197,000 or 1.7% as compared to the prior fiscal year, due principally to a sales increase at Lifestyle Brands, a business started in fiscal 2019 targeted at the interior design channel. Although this business is still small, net sales to the growing interior designer channel increased nearly 80% compared to the prior fiscal year.

For the fiscal 2022 fourth quarter, All Other net sales increased by $1 million or 46.1% as H Contract net sales increased by 44.2%, which offset the sales decreases in the first three quarters. H Contract’s incoming orders increased by 27% in fiscal 2022 and finished the year with backlog 126% higher than prior year end.

Cash, Debt and Inventory

“While inventories are still not at optimum levels due to service demand and backlogs, we have significant inventory in transit and expect our inventory levels to improve incrementally during the first quarter of fiscal 2023 and dramatically in the second quarter,” Hoff said.

Cash and cash equivalents stood at $69.4 million at fiscal 2022 year-end, an increase of $3.5 million compared to the balance at the fiscal 2021 year-end due primarily to collection of accounts receivable. During fiscal 2022, the Company used a portion of the $19.2 million generated from operations and $372,000 in life insurance proceeds to pay $8.8 million in cash dividends to our shareholders, and $6.7 million in capital expenditures, primarily on our newly opened Georgia distribution center and enhancements of other facilities and systems.

Outlook

“Incoming orders and backlogs continue to be strong in most divisions,” said Hoff. “We are concerned about ongoing global logistics constraints and economic headwinds affecting the consumer that could impact short-term demand, such as inflation, high gas prices and the war in Ukraine.

As we mentioned earlier, we expect production capacity of our Asian suppliers to improve significantly, reaching 100% capacity at some point during the first quarter, although the full financial impact of this improvement in inventory readiness won’t be felt until the second quarter. We remain optimistic that long-term trends will continue to benefit us, such as demand for housing, the renewed and sustainable focus on home interiors and exteriors, and the Millennial generation entering their prime earning and household formation years. We were also very encouraged by the recently concluded Spring High Point market. Attendance was up significantly compared to both the Fall 2021 and June 2021 markets, more in line with pre-pandemic levels. New products were very well received with major placements across all brands, including new placements of Home Meridian’s licensed products.

While we have worked through a broad spectrum of challenges during the past year, our team has continued to focus on multiple strategic growth initiatives, many of which we expect will positively impact us in the next 6 to 12 months,” Hoff said. “One such initiative is the integration of Sunset West, a leading manufacturer of outdoor furniture, which we acquired on February 1st of this year. The acquisition immediately positioned Hooker in the growing outdoor furniture segment of the industry with one of the most respected brands in the category and gives Sunset West access to our East Coast distribution system, our High Point showroom and retail and interior design customer base. We were pleased with the strong reception Sunset West received at its recent High Point market debut. As we integrate Sunset West and move past the current headwinds, we expect faster growth from Sunset West than our existing businesses as it is able to leverage the full capabilities of our organization,” Hoff concluded.

Conference Call Details

Hooker Furnishings will present its fiscal 2022 fourth quarter and year-end financial results via teleconference and live internet web cast on Wednesday morning, April 13, 2022 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877.665.2466 and the number for international callers is 678.894.3031. The conference ID number is 5331177. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurnishings.com in the Investor Relations section.

Hooker Furnishings Corporation, in its 98th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2020 shipments to U.S. retailers, according to a 2021 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C., Las Vegas, N.V. and Ho Chi Minh City, Vietnam. The company operates distribution centers in North Carolina, Virginia, Georgia, California, China and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com, slh-co.com and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam, China, and Malaysia, including customs issues, labor stoppages, strikes or slowdowns and the availability and cost of shipping containers and cargo ships; (2) the effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including but not limited to U.S. and local economies; our business operations and continuity; the health and productivity of our employees; and the impact on our global supply chain, inflation, the retail environment and our customer base; (3) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (4) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the prior U.S. administration’s imposition of a 25% tariff on certain goods imported into the United States from China including almost all furniture and furniture components manufactured in China, which is still in effect, with the potential for additional or increased tariffs in the future; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs, including the price and availability of shipping containers, vessels and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (6) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (7) the risks related to the recent Sunset West acquisition including integration costs, maintaining Sunset West’s existing customer relationships, the loss of key employees from Sunset West, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the acquisition; (8) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (9) difficulties in forecasting demand for our imported products; (10) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (11) disruptions and damage (including those due to weather) affecting our Virginia, Georgia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities, our North Carolina and Las Vegas showrooms or our representative offices or warehouses in Vietnam and China; (12) risks associated with our newly leased warehouse space in Georgia, including risks associated with our move to and occupation of the facility, including information systems, access to warehouse labor and the inability to realize anticipated cost savings; (13) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (14) our inability to collect amounts owed to us or significant delays in collecting such amounts; (15) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber- insurance; (16) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (17) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (18) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (19) capital requirements and costs; (20) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (21) the cost and difficulty of marketing and selling our products in foreign markets; (22) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (23) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (24) price competition in the furniture industry; (25) competition from non-traditional outlets, such as internet and catalog retailers; (26) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture and (27) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	Jan 30,	Jan 31,	Jan 30,	Jan 31,
	2022	2021	2022	2021

Net sales	$134,805	$155,259	$593,612	$540,081

Cost of sales	118,409	121,648	491,910	427,333

Gross profit	16,396	33,611	101,702	112,748

Selling and administrative expenses	21,132	22,490	84,475	80,410
Goodwill impairment charges	-	-	-	39,568
Trade name impairment charges	-	-	-	4,750
Intangible asset amortization	596	596	2,384	2,384

Operating (loss)/income	(5,332)	10,525	14,843	(14,364)

Other income, net	213	229	373	336
Interest expense, net	29	107	110	540

(Loss)/income before income taxes	(5,148)	10,647	15,106	(14,568)

Income tax (benefit)/expense	(1,175)	2,121	3,388	(4,142)

Net (loss)/income	$(3,973)	$8,526	$11,718	$(10,426)

(Loss)/Earnings per share
Basic	$(0.33)	$0.72	$0.99	$(0.88)
Diluted	$(0.33)	$0.71	$0.97	$(0.88)

Weighted average shares outstanding:
Basic	11,863	11,833	11,852	11,822
Diluted	11,955	11,963	11,970	11,822

Cash dividends declared per share	$0.20	$0.18	$0.74	$0.66

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME
(In thousands)

	For the
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	Jan 30,	Jan 31,	Jan 30,	Jan 31,
	2022	2021	2022	2021

Net (loss)/income	$(3,973)	$8,526	$11,718	$(10,426)
Other comprehensive income (loss):
Amortization of actuarial gain / (loss)	654	(379)	994	(125)
Income tax effect on amortization	(165)	90	(237)	30
Adjustments to net periodic benefit cost	489	(289)	757	(95)

Total comprehensive (loss)/income	$(3,484)	$8,237	$12,475	$(10,521)

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	January 30,	January 31,
	2022	2021

Assets
Current assets
Cash and cash equivalents	$69,366	$65,841
Trade accounts receivable, net	73,727	83,290
Inventories	75,023	70,159
Income tax recoverable	4,361	-
Prepaid expenses and other current assets	5,237	4,432
Total current assets	227,714	223,722
Property, plant and equipment, net	28,058	26,780
Cash surrender value of life insurance policies	26,479	25,365
Deferred taxes	11,612	14,173
Operating leases right-of-use assets	51,854	34,613
Intangible assets, net	23,853	26,237
Goodwill	490	490
Other assets	4,499	893
Total non-current assets	146,845	128,551
Total assets	$374,559	$352,273

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$30,916	$32,213
Accrued salaries, wages and benefits	7,141	7,136
Income tax accrual	-	501
Customer deposits	7,145	4,256
Current portion of lease liabilities	7,471	6,650
Other accrued expenses	4,264	3,354
Total current liabilities	56,937	54,110
Deferred compensation	9,925	11,219
Lease liabilities	46,569	29,441
Total long-term liabilities	56,494	40,660
Total liabilities	113,431	94,770

Shareholders’ equity
Common stock, no par value,20,000 shares authorized,
11,922 and 11,888 shares issued and outstanding on each date	53,295	53,323
Retained earnings	207,884	204,988
Accumulated other comprehensive loss	(51)	(808)
Total shareholders’ equity	261,128	257,503
Total liabilities and shareholders’ equity	$374,559	$352,273

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Fifty-Two Weeks Ended
	Jan 30,	Jan 31,
	2022	2021
Operating Activities:
Net income/(loss)	$11,718	$(10,426)
Adjustments to reconcile net income to net cash
provided by operating activities:
Goodwill and intangible asset impairment charges	-	44,318
Depreciation and amortization	7,814	6,778
Gain on disposal of assets	(18)	-
Deferred income tax expense/(benefit)	2,323	(11,262)
Non-cash restricted stock and performance awards	(27)	1,741
Provision for doubtful accounts and sales allowances	45	4,686
Gain on life insurance policies	(1,008)	(1,207)
Changes in assets and liabilities
Trade accounts receivable	9,518	(323)
Inventories	(4,863)	22,654
Income tax recoverable	(4,361)	751
Prepaid expenses and other current assets	(4,400)	515
Trade accounts payable	(1,312)	6,686
Accrued salaries, wages and benefits	76	2,204
Accrued income taxes	(501)	501
Customer deposits	2,890	904
Operating lease liabilities	708	888
Other accrued expenses	907	(856)
Deferred compensation	(300)	(289)
Net cash provided by operating activities	19,209	68,263

Investing Activities:
Purchases of property, plant and equipment	(6,692)	(1,210)
Proceeds from sale of property and equipment	18	-
Premiums paid on life insurance policies	(560)	(555)
Proceeds received on life insurance policies	372	1,289
Net cash used in investing activities	(6,862)	(476)

Financing Activities:
Cash dividends paid	(8,822)	(7,838)
Payments for long-term debt	-	(30,139)
Cash used in financing activities	(8,822)	(37,977)

Net increase in cash and cash equivalents	3,525	29,810
Cash and cash equivalents at the beginning of year	65,841	36,031
Cash and cash equivalents at the end of year	$69,366	$65,841

Supplemental schedule of cash flow information:
Income taxes paid, net	$5,888	$5,872
Interest paid, net	-	444

Supplemental schedule of noncash investing activities:
Increase in lease liabilities arising from changes in right-of-use assets	$24,513	$2,236
Increase in property and equipment through accrued purchases	15	33

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING (LOSS)/INCOME BY SEGMENT
(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	January 30, 2022		January 31, 2021		January 30, 2022		January 31, 2021
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$43,388	32.2%	$49,173	31.7%	$200,692	33.9%	$162,442	30.1%
Home Meridian	60,939	45.2%	79,862	51.4%	278,902	47.0%	282,423	52.3%
Domestic Upholstery	27,286	20.2%	24,038	15.5%	102,283	17.1%	83,678	15.5%
All Other	3,192	2.4%	2,186	1.4%	11,735	2.0%	11,538	2.1%
Consolidated	$134,805	100%	$155,259	100%	$593,612	100%	$540,081	100%

Operating (loss)/income
Hooker Branded	$5,628	13.0%	$7,720	15.7%	$30,667	15.3%	$22,827	14.1%
Home Meridian	(11,987)	-19.7%	683	0.9%	(21,260)	-7.6%	(26,071)	-9.2%
Domestic Upholstery	715	2.6%	1,980	8.2%	4,304	4.2%	(12,418)	-14.8%
All Other	312	9.8%	142	6.5%	1,132	9.6%	1,298	11.3%
Consolidated	$(5,332)	-4.0%	$10,525	6.8%	$14,843	2.5%	$(14,364)	-2.7%

For more information, contact:
Jeremy R. Hoff, Chief Executive Officer and Director
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949